                                                                    EXHIBIT 99.1

                                  NEWS RELEASE

                      SUNSHINE MINING AND REFINING COMPANY
FOR IMMEDIATE RELEASE                                        CONTACT: MIKE OWENS
                                                                  (214) 265-1377

                 SUNSHINE MINING ANNOUNCES DIRECTOR RESIGNATIONS
                             AND SALE OF SUBSIDIARY

         DALLAS, TEXAS, March 8, 2002 - Sunshine Mining and Refining Company (SSMR-OTCBB) announced today that four of its five directors have resigned effective March 6, 2002. Due to continued depressed silver prices, the Company is going into a period of limited activity. John Simko has resigned as president and has been succeeded in that role by the Company's sole remaining director, Keith McCandlish. Mr. McCandlish will not devote a substantial amount of his time to the Company's affairs. The Company's remaining officers and employees are being terminated during the month of March due to insufficient funding. Certain former employees are expected to provide the Company limited services on a consulting basis following their termination of employment.

         During 2001, affiliates of Elliott Associates, L.P. and Stonehill Capital Management LLC (the "Lenders") entered into a secured credit facility with Sunshine Argentina, Inc. that has been the Company's only source of working capital, other than asset disposals, for more than the last 12 months. As of October 3, 2001, the Company had borrowed the full $6.5 million commitment under the secured credit facility. Subsequently, the Lenders agreed to advance approximately $900 thousand of an optional $1.5 million credit facility amount. The Company is in default under the secured credit facility. The future activity of the Company and its remaining subsidiaries likely will be limited to preservation and realization of any remaining assets. No proceeds will be available to the Company or its subsidiaries outside of the Lenders' discretion until they have been paid in full. The Company does not expect the Lenders to recover the full amount due under the loan. The Lenders have advised the Company that they do not plan to make additional funds available to the Company except with regard to certain payments in connection with the protection or realization of their collateral and certain wind down activities.

         Elliott International, L.P., The Liverpool Limited Partnership, Stonehill Institutional Partners, L.P. and Stonehill Offshore Partners Limited (together the "Holders") each have exercised their Call Options under the Call Option Agreement entered into as of February 5, 2001 in connection with the Company's emergence from bankruptcy. Pursuant to the Call Options, the Holders purchased 100% of the stock of Sunshine Argentina, Inc. (which owns the Pirquitas silver mine in Argentina subject to a mortgage under the secured credit facility) by tendering shares of the Company's common stock having a value of $1,000,000 based on the last quoted bid price on the day preceding the date of the purchase. The Pirquitas mine was one of the Company's principal assets.

         The Company does not have the resources to prepare its financial statements and make filings with the Securities and Exchange Commission and, therefore, will not make such filings unless its financial circumstances improve, which the Company believes is unlikely.

                                     # # # #